UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 16, 2008 (April 10, 2008)

IMPLANT SCIENCES CORPORATION
 (Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

001-14949	04-2837126
(Commission File Number)	(I.R.S. Employer Identification Number)

107 Audubon Road,
Wakefield, Massachusetts 01880
 (Address of Principal Executive Offices, including Zip Code)

(781) 246-0700
 (Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into Material Definitive Agreement.

On April 10, 2008, Implant Sciences Corporation (the “Company”) entered into a definitive agreement (the “Merger Agreement”) to acquire all of the capital stock of Ion Metrics, Inc, a California corporation (“IMI”). The transaction is being structured as a reorganization of IMI with and into a newly formed, wholly-owned subsidiary (“Merger Sub”) of the Company (the “Transaction”). As part of the Transaction, the Company will issue to the former stockholders of IMI (the “IMI Stockholders”) consideration consisting of 2,000,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”).

Reference is made to the Agreement and Plan of Merger and Reorganization, which is being filed as an Exhibit to this Form 8-K. All statements made with respect to the transaction discussed in this Item 1.01 are qualified by such reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 10, 2008 (“Closing Date”), the Company completed the acquisition of IMI as described in Item 1.01 above.   In connection with the Transaction, the Company issued 2,000,000 shares of its Common Stock.

The holders of the shares of Common Stock comprising the Stock Consideration have agreed not to sell any of their shares of Common Stock for a period of eighteen (18) months from the Closing Date (“Lock-Up Period”); provided however for the period from six (6) to eighteen (18) months from the Closing Date, each holder may sell, in any three (3) month period, the greater of (a) one percent (1%) of the outstanding shares of the same class being sold or (b) if the class is listed on a stock exchange or quoted on the American Stock Exchange, the greater of (i) one percent (1%) of the outstanding shares of such class or (ii) the average reported weekly trading volume during the four weeks preceding the sale.

In connection with the Transaction, the Company entered into an escrow agreement (the “Escrow Agreement”) with IMI and ComputerShare Trust Company (the “Escrow Agent).  The Company deposited 400,000 shares of common stock (the “Escrow Amount”), representing 20% of the purchase price, into an escrow account.  Any valid claims for indemnification made by the Company pursuant to section 9.3 of the Merger Agreement shall be paid from these shares.  The Escrow Agreement provides, subject to any claims of indemnifications, for a release of the shares on April 10, 2009.

As part of the closing, Said Boumsellek, the former President of IMI, and Robert Ferran, the former Chief Scientist of IMI, have entered into three year employment agreements with the Company and Thomas Kuehn, a former board member of Ion Metrics has entered into a one year consulting agreement with the Company.

The Transaction also included board observer rights which permit a designee of the IMI Stockholders to attend Company board meetings.  This right expires upon the termination of the Lock-Up Agreement.

The Company entered into an agreement with Ferran Scientific (the “FS Agreement”) whereby the Company assumed certain IMI obligations and rights.   The FS Agreement also included modifications to these assumed obligations including the deferral of payment obligations for a period up to 12 months from the Closing Date.

Item 3.02.  Unregistered Sales of Equity Securities

See Item 2.01 of this Current Report on Form 8-K, which Item is incorporated herein by this reference, for a description of the terms of a transaction that included the sale of shares of the Company’s Common Stock.  The Company relied on the exemption from Registration, under Sections 4(2) of the Securities Act of 1933, as amended, for the issuance of the shares of the Company's Common Stock.

Item 7.01.  Regulation FD Disclosure.

On April 14, 2008, the Company issued a press release announcing completion of the Transactions described in Item 2.01 above.

The press release is attached hereto as Exhibit 99.1. The press release and the information in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

(d)  Exhibits.

2.1
Agreement and Plan of Merger and Reorganization, dated April 10, 2008, by and among the Company, IMX Acquisition Corp., Ion Metrics, Inc., Robert J. Ferran, Said Boumsellek, Thomas Kuehn, Karen Lee Ferran and David J. Ferran

99.1
Press Release of the Company, dated April 14, 2008, with respect to the execution of the Agreement and Plan of Merger and Reorganization between the Company, IMX Acquisition Corp., Ion Metrics, Inc., Robert J. Ferran, Said Boumsellek, Thomas Kuehn, Karen Lee Ferran and David J. Ferran.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                      IMPLANT SCIENCES CORPORATION
 Date: April 16, 2008                                                                                                                         /s/ Phillip C. Thomas
                                      President and CEO